Exhibit 10.28

Local Insight Media, LLC (“LIM”)

Summary Employment Term Sheet

Employee Name:	James Stirbis (“Employee”).

Position/Title:	Vice President and Chief Accounting Officer, reporting to LIM’s Chief Financial Officer.

Start Date:	On or before February 5, 2007.

Term:	Employment is not subject to any contract and is, therefore, considered to be “at will.”

Annual Base Salary:	$175,000.

Annual Bonus:	Employee’s target bonus will be 60% of his annual base salary. The bonus will be paid at the direction of the Board of Directors upon its determination, in its sole discretion, of the extent to which LIM’s calendar year operating targets have been met. LIM’s operating targets will be determined in the sole discretion of the Board of Directors. It is anticipated that the bonus will be paid within 120 days following calendar year end.

Equity Grant:	Employee will be eligible to participate in the LIM equity compensation plan, as and when adopted, at a level commensurate with Employee’s title. The specific terms of Employee’s participation in the LIM equity participation plan will be determined in the sole discretion of the Board of Directors.

Employee Benefits:	Employee will be entitled to participate in all employee benefit plans and programs applicable to Vice Presidents of LIM, as and when adopted. Such plans and programs shall include health insurance, dental insurance, disability insurance, life insurance and a Defined Contribution (401(k)) Plan, all subject to such contributions by Employee as the Board of Directors may from time to time determine in its sole discretion.

Confidentiality and
Non-Competition:	Upon the commencement of his employment, Employee will sign an Agreement that establishes his non-disclosure, non-competition and non-solicitation obligations with respect to LIM and its subsidiaries (the “Employee Agreement”).

Severance Benefits:	If LIM terminates Employee’s employment without “cause” (as defined below), LIM will (subject to Employee’s execution of a general waiver and release of claims agreement):

(i) continue to pay to Employee his base salary, in accordance with LIM’s regular payroll practices, for a period of 6 months following the date of such termination;

(ii) continue coverage for Employee under all LIM group health benefit plans in which Employee was entitled to participate immediately prior to the date of termination (to the extent permitted thereunder and subject to any cost-sharing or similar provisions then in effect) for a period of 6 months following the date of termination; and

(iii) pay to Employee a pro-rata portion of any bonus payable with respect to the year of termination based on LIM’s year-to-date performance through the date of termination (such amount to be determined by the Board of Directors in its discretion and payable at such time as Employee’s annual bonus would otherwise have been payable).

Employee’s right to such payments and benefits will terminate on the first day that Employee violates any covenant contained in Section 2, 4 or 5 of the Employee Agreement.

LIM will have “cause” to terminate Employee’s employment upon:

(i) his commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(ii) his commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against LIM (or any predecessor thereto or successor thereof);

(iii) a willful failure to substantially perform such duties as are reasonably assigned to him by LIM; or

(iv) his unlawful use (including being under the influence) or possession of illegal drugs on LIM’s premises or while performing his duties and responsibilities to LIM.

Section 409A	Notwithstanding anything herein the contrary, in the event that LIM determines that any amounts payable hereunder may be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued with respect thereto (“Section 409A”), LIM may adopt such amendments to the provisions of this term sheet or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that LIM determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

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